Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Resonate Blends, Inc.

a Nevada corporation

and

Emergent Health Corp.,

a Wyoming corporation

and

the Holders of

Series Class A Preferred Stock,

the Class Convertible Non-Voting Preferred Stock

and the Class F Preferred Stock

of Emergent Health Corp.

February 20, 2024

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of this 20th day of February 2024, by and among Resonate Blends, Inc., a corporation duly organized and existing under the laws of the State of Nevada, located at 26565 Agoura Road, Suite 200, Calabasas, CA 91302, (hereinafter referred to as “KOAN”), Emergent Health Corp., a corporation duly organized and existing under the law of the State of Wyoming, located at One Marine Plaza, Suite 305A, North Bergen, NJ 07047 (hereinafter referred to as “EMGE”), and the Holders of Series Class A Preferred Stock, the C Convertible Non-Voting Preferred Stock and the Class F Preferred Stock of EMGE (the “EMGE Preferred Shareholders”). EMGE and the EMGE Preferred Shareholders are hereinafter referred to collectively as the “EMGE Parties” and are each, a “EMGE Party.” Each of KOAN, EMGE and the EMGE Preferred Shareholders are a “Party” and are together, the “Parties”.

WHEREAS, the EMGE Preferred Shareholders own 100% of the issued and outstanding equity interests of the Series A, Series C and Series F Preferred Stock of EMGE on a fully diluted basis, which collectively have more than a majority of all voting capital stock of EMGE (the “EMGE Equity Interests”);

WHEREAS, the EMGE Parties believe that it is in their respective best interests to exchange all of their respective EMGE Equity Interests for an equal number of issued and outstanding shares of preferred stock, of KOAN (the “KOAN Exchange Shares”), which will consist of a series of Preferred Stock that may convert into 93% of the common stock of KOAN on a fully diluted basis and the current shareholders of KOAN owning approximately 7% of the fully-diluted capitalization of KOAN, assuming all existing debt, as annexed hereto as Schedule A, has converted at $0.035 per share, prior to Closing (hereinafter referred to as, the “Exchange”), as more fully set forth in this Agreement;

WHEREAS, KOAN believes it is in the best interests of its stockholders to acquire the EMGE Equity Interest in exchange for the issuance of the KOAN Exchange Shares, all upon the terms and subject to the conditions as set forth in this Agreement;

WHEREAS, it is the intention of the Parties that the Exchange qualify as a: (i) tax-free reorganization under Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended; and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, following the closing of the Exchange, it is contemplated that KOAN will redomicile to and thereafter engage in a reorganization pursuant to §251(g) of the Delaware General Corporation Law (“DGCL”), as more fully described in Section 5.03 and the footnote thereto. The §251 process would result in EMGE and KOAN becoming subsidiaries of a new entity holding company, Apollo Health and Wellness, Inc., a Delaware corporation (the “New Parent Company”). All obligations of each subsidiary shall, therefore, be at the subsidiary level and not at the public company level;

2

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SHARE EXCHANGE

Section 1.01 Incorporation of Recitals. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

Section 1.02 The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on February 17, 2024, or any other date agreed to by the Parties (the “Closing Date”), KOAN shall acquire all of the EMGE Equity Interests from the EMGE Preferred Shareholders by through the Exchange by issuance of the KOAN Exchange Shares.

(b) Upon the consummation of the transactions contemplated hereby (the “Closing”), the EMGE Preferred Shareholders shall assign, transfer and deliver, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, “Liens”), all of its EMGE Equity Interests as set forth in Schedule I attached hereto (the “Exchange Schedule”), in exchange for the number of KOAN Exchange Shares, which shall be free and clear of any and all Liens, other than restrictions under federal and state securities laws and regulations, set forth opposite such EMGE Shareholder name in the Exchange Schedule.

(c) As the result of the Exchange, (i) KOAN shall acquire the EMGE Equity Interests, also as set forth on the Exchange Schedule on Schedule I, attached hereto, and EMGE shall become a majority owned subsidiary of KOAN and (ii) the EMGE Preferred Shareholders shall have received the KOAN Exchange Shares.

Section 1.03  The Closing.

(a) The Closing shall be effective as of March 1, 2024 (New York City time) or such other time and place as designated by the Parties herein, simultaneous with the date on which the Assignment described below is completed and all of the conditions precedent set forth in Articles V, VI and VII hereof are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the Parties.

(b) On the Closing Date, the EMGE Preferred Shareholders shall surrender their certificates, or shares represented in book form, representing their respective EMGE Company Equity Interests to KOAN, or its registrar or transfer agent, and thereafter shall be entitled to receive a certificate or certificates evidencing such EMGE Preferred Shareholder’s KOAN Exchange Shares. The time period for the EMGE Preferred Shareholders to surrender their shares shall be a period of one year, after which such time period, the share exchange shall no longer be valid and any remaining shares shall be considered abandoned by the Company and subject to escheat to the State of Domicile of the shareholder of record.

3

(c) Immediately prior to Closing and prior to the authorization of the issuance of the KOAN Exchange Shares, KOAN shall have a total of 86,623,596 shares of common stock, 2,000,000 shares of Series C Preferred Stock issued and outstanding.

(d) Immediately after Closing, the following actions are to be taken:

(i)	The current Board of Directors shall submit their respective resignations, and a new Board of Directors of KOAN shall be installed by appointment or vote of shareholders consisting of Five (5) members, of which Jim Morrison shall be installed as Chairman of the Board and CEO, James W. Zimbler, Lance Liberti and with two other members to be determined, shall be appointed as Directors;
(ii)	Following the Closing of the Exchange, KOAN shall engage in a redomicile to the State of Delaware and reorganize pursuant to §251(g) of the DGCL, as more fully described in Section 5.03 of this Agreement and footnote 1 below. The DGCL §251 process would result in EMGE and the current KOAN becoming subsidiaries of New Parent Company. Except as follows, all obligations of each subsidiary shall, therefore, be at the subsidiary level and not at the public company level[1]. Notwithstanding anything to the contrary herein, the New Parent Company shall assume certain obligations of KOAN, as described in Exhibit “A:”
(iii)	At Closing, by separate agreement, the current subsidiaries of KOAN, including Resonate Blends, LLC and Entourage Labs, LLC shall be sold to Geoffrey Selzer in exchange for a promissory note, as was set forth in the “Pegasus Transaction,” which amount will be set-off from any amount due Geofrey Selzer from KOAN;
(iv)	A name change shall be effectuated amending the name of KOAN to “Apollo Health and Wellness, Inc.,” or such other name, and shall be approved by the new Board of Directors and filed with the Secretary of State of the State of Delaware;

1 KOAN will, pursuant to DGCL §251(g), reorganize its operations into a holding company structure (the “251(g) Reorganization”) whereby Resonate Blends, Inc. would become a direct wholly owned subsidiary of Apollo Health and Wellness, Inc. (New Parent Company), pursuant to the 251(g) Reorganization. Apollo Health and Wellness, Inc. (New Parent Company) would be the successor issuer of KOAN for purposes of the Securities Act of 1933, as amended, and the filings made by KOAN thereunder. Pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934 (the “1934Act”), New Parent Company would be the successor issuer of KOAN with respect to KOAN Common Shares, which were registered pursuant to Section 12(g) of the Act. Pursuant to such rule, the New Parent Company Common Shares would be deemed to be registered pursuant to Section 12(g) of the 1934 Act. EMGE would also become a subsidiary of New Parent Company by the effectiveness of the Reorganization. All obligations of each subsidiary shall remain the obligation of the respective subsidiary but shall not automatically become an obligation of the New Parent Company. Upon completion of the 251(g) reorganization, KOAN would be known as Apollo Health and Wellness, Inc., a Delaware corporation.

4

(v)	The investment of a minimum of $500,000 must be in place prior to Closing. Any capital raise subsequent to the closing shall dilute all parties equally; and
(vi)	The new Board of Directors shall appoint new Officers of KOAN and authorize them to take all necessary actions to implement the aforementioned conditions, including obtaining a new CUSIP Number, if required, and stock trading symbol.

Section 1.04  Termination. This Agreement may be terminated by the board of directors of the EMGE (the “EMGE Board”) or the board of directors of KOAN (the “KOAN Board”), only in the event that either the EMGE or KOAN, as applicable, does not meet their respective obligations or the conditions precedent set forth in Articles V, VI and VII hereof. This Agreement may also be terminated by the mutual consent of both the EMGE Board and the KOAN Board. If this Agreement is terminated pursuant to this Section 1.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder for any Party, except as expressly provided herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE EMGE PARTIES

Except as set forth in the disclosure schedules to this Article II that are attached hereto (the “EMGE Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the EMGE Parties, jointly and severally, represents and warrants to KOAN that, as of the date hereof and as of the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 2.01  Incorporation; Authorization; Enforceability.

(a) EMGE is duly formed, validly and in good standing existing under the laws of the Wyoming, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect2 on the business, assets or financial condition of EMGE, or (ii) impair the ability of EMGE to perform its material obligations under this Agreement. EMGE is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

2“Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

5

(b) EMGE directly and indirectly holds equity or debt securities in the following entities:

Name	Jurisdiction incorporation or organization	Date of incorporation or formation	Attributable interest
Cannagistics, Inc.	Delaware		55%
Evolutionary Biologics, Inc.	Delaware	September 23, 2021	100%
Apollo Biowellness, Inc.,	Delaware	February 13, 2023	100%

Except for those entities listed in the foregoing schedule, EMGE does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. EMGE does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association or business enterprise, and is not party to any agreement to acquire such an interest.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the Certificate of Incorporation or Bylaws of EMGE; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of any EMGE or under any of the terms, conditions or provisions of any contract, agreement or other arrangement to which EMGE is a party or to which any of its properties or assets may be bound, or any permit, registration, approval, license or other authorization or filing to which EMGE is subject or to which any of its properties or assets may be subject; (c) require any action, consent or approval of any Person; (d)violate any order, writ, or injunction, or any decree or law applicable to EMGE or its business, properties, or assets; or (e) require any action, consent or approval of, or review by, or registration or filing by EMGE or any of its shareholders with any national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by same to perform any of such functions (“Governmental Authority”).

(d) EMGE has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by EMGE and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by EMGE and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part and no other action or proceeding on the part of EMGE is necessary to authorize the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

6

(e) When fully executed by all Parties, this Agreement constitutes the valid and binding obligation of each EMGE Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 2.02  Issued and Outstanding Interests.

(a) There are currently 462,951,112 shares of issued and outstanding common stock, 100 shares of Series A Convertible Preferred Stock, 20,000,000 shares of Class C Convertible Non-Voting Preferred Stock and 1,000 shares of Series F Preferred Stock, all as of February 17, 2024, of EMGE issued and outstanding on a fully diluted basis. The issued and outstanding EMGE Parties Equity Interests are validly issued, fully paid and non-assessable. No shares of capital stock of EMGE are subject to preemptive rights or any other similar rights and EMGE Equity Interests were issued in compliance with all applicable federal or state securities laws, and the rules and regulations promulgated thereunder (the “Securities Laws”).

(b) EMGE’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof). All accounts, books, ledgers and official and other records of EMGE fairly and accurately reflect all of EMGEs’ transactions, properties, assets and liabilities.

Section 2.03  Options or Rights. Except as provided in Schedule 2.03, there are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of EMGE or arrangements by which EMGE is or may become bound to issue additional shares of capital stock of EMGE, (ii) no agreements or arrangements under which EMGE are obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by any EMGE Party (or any agreement providing any such rights).

Section 2.04  No Dividends, Options or Warrants. EMGE has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to EMGE Preferred Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its equity or (ii) granted, or agreed to grant, any options, or other rights for its shares of common stock or other corporate securities calling for the issuance thereof.

7

Section 2.05 Litigation and Proceedings. There are no actions, suits, hearings, inquiries, reviews, proceedings or investigations pending against the EMGE Parties before any court or Governmental Agency and the EMGE Parties have not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

Section 2.06  No Conflicts. The execution, delivery and performance of this Agreement by the EMGE Parties will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to the EMGE Parties or its equity capital; or (iii) violate or breach any contractual obligation to which the EMGE Parties is a party or its equity is bound.

Section 2.07  Compliance with Laws and Regulations. To its knowledge, the EMGE Parties have complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the EMGE Parties and except to the extent that noncompliance would not result in the occurrence of any material liability for any of the EMGE Parties. None of the EMGE Parties nor any of its officers, directors, employees, or agents has received any notice from any Governmental Authority that each of the EMGE Parties has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 2.08 Financial Obligations; Taxes. The EMGE Parties have timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof, or as soon as practicable. Neither the EMGE Parties nor the EMGE Parties Shareholders have any liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties).

Section 2.09  Accuracy. All representations, warranties and certifications contained in this Agreement and all the other documents delivered in connection with this Agreement and the Exchange delivered directly or indirectly by EMGE or the EMGE Parties Shareholders are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

Section 2.10  Employee Matters.

(a) No former or current employee of EMGE is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to EMGE, or (ii) the ability of EMGE to conduct its business.

(b) EMGE has no employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice. (c) EMGE is not required or obligated to pay, and since the date if its incorporation, have not paid any moneys to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of EMGE (d) EMGE is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of EMGE or the Shareholders, threatened against or affecting EMGE.

8

Section 2.11  Title and Condition of Properties. EMGE has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. EMGE owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on EMGE No Person other than EMGE owns or has any right to the use or possession of the assets used in EMGE’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of EMGE as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the ordinary course of business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 2.12  Absence of Undisclosed Liabilities. EMGE has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to EMGE) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on EMGE and have no debt, obligation or liability to each other or any of the Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of EMGE

Section 2.13  Material Transactions or Affiliations. There exists no contract, agreement or arrangement between EMGE and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding shares of EMGE Common Stock; no officer, director nor 5% stockholder has, or has had since the inception of EMGE, any known interest, direct or indirect, contingent or otherwise, in any such transaction with EMGE and EMGE has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE EMGE PARTIES SHAREHOLDERS

The EMGE Parties Shareholders, severally and jointly, represent and warrant to KOAN that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 3.01  Good Title. Such EMGE Parties Shareholder is the record and beneficial owner and has good title to its EMGE Parties Equity Interests, with the full right and authority to sell and deliver such EMGE Parties Equity Interests, free and clear of any and all Liens, to KOAN pursuant to the Exchange. At Closing, KOAN, as the new owner of such EMGE Parties Equity Interests, will receive good title to such EMGE Parties Equity Interests, free and clear of all Liens.

9

Section 3.02  Due Formation; Power and Authority.

(a) Such EMGE Parties Shareholder has the power and authority to carry on its business as it is now being conducted.

(b) Such EMGE Parties Shareholder, is of majority age and has the legal capacity, to execute and deliver this Agreement and consummate the transactions contemplated hereby, and to perform his obligations under this Agreement. This Agreement constitutes a legal, valid, and binding obligation of such EMGE Parties Shareholder, enforceable against such EMGE Parties Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 3.03  No Conflicts. The execution and delivery of this Agreement by such EMGE Parties Shareholder and the performance by such EMGE Parties Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or Governmental Authority; (ii) will not violate any laws applicable to such EMGE Parties Shareholder or its EMGE Parties Equity Interests; and (iii) will not violate or breach any contractual obligation to which such EMGE Parties Shareholder is a party or under which its EMGE Parties Equity Interests or any of his other assets are bound.

Section 3.04  Acquisition of KOAN Exchange Shares for Investment.

(a) The KOAN Exchange Shares to be acquired by such EMGE Parties Shareholder hereunder will be acquired for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such EMGE Parties Shareholder has no present intention of selling, granting any participation in or otherwise distributing the KOAN Exchange Shares, except in compliance with applicable securities laws. Such EMGE Parties Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person any of the KOAN Exchange Shares.

(b) Such EMGE Parties Shareholder (i) can bear the economic risk of his investment and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of its investment in KOAN and its securities.

10

(c) Such EMGE Parties Shareholder understands that the KOAN Exchange Shares are not registered under the Securities Act. Each certificate representing the KOAN Exchange Shares issued to such EMGE Parties Shareholder shall be endorsed with the following legends or similar, in addition to any other legend required to be placed thereon by applicable Securities Laws (as defined herein):

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”;

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(d) Such EMGE Parties Shareholder acknowledges that neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) Such EMGE Parties Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in KOAN and its securities and that all information required to be disclosed to it under Regulation D has been made available to it by KOAN, including without limitation all SEC documents filed by KOAN. To the full satisfaction of such EMGE Company Shareholder, said EMGE Company Shareholder has been furnished all materials that it has requested relating to KOAN and the issuance of the KOAN Exchange Shares hereunder, and has been afforded the opportunity to ask questions of KOAN’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such EMGE Parties Shareholder. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of KOAN set forth in this Agreement, on which such EMGE Parties Shareholder has relied in making an exchange of its EMGE Parties Equity Interests for the KOAN Exchange Shares.

(f) Such EMGE Parties Shareholder understands that the KOAN Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption there from, and that in the absence of an effective registration statement covering the KOAN Exchange Shares or any available exemption from registration under the Securities Act, the KOAN Exchange Shares may have to be held indefinitely. Such EMGE Parties Shareholder further acknowledges that the KOAN Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, KOAN’s compliance with the reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”).

11

Section 3.05  Additional Legend; Consent. Additionally, the KOAN Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Such EMGE Parties Shareholder consents to KOAN making a notation on its records or giving instructions to any transfer agent of the KOAN Exchange Shares in order to implement the restrictions on transfer of the KOAN Exchange Shares

ARTICLE IV

REPRESENTATIONS, COVENANTS AND WARRANTIES OF KOAN

Except as set forth in the disclosure schedules to this Article IV that are attached hereto (the “KOAN Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, KOAN represents and warrants to each EMGE Parties Party that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 4.01  Organization; Authority.

(a) KOAN is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. KOAN is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of KOAN. KOAN has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(c) This Agreement constitutes the valid and binding obligation of KOAN, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 4.02  Capitalization.

(a) KOAN’s authorized capital stock consists solely of 200,000,000 authorized shares of KOAN Common Stock, 66,667 authorized shares of Series B Preferred Stock, 2,000,000 authorized shares of Series C Preferred Stock, and 10,000 authorized shares of Series E Preferred Stock. Prior to closing, an aggregate of 86,623,596 KOAN shares of Common Stock, 2,000,000 shares of Series C Preferred. The total number of issued and outstanding shares shall increase upon conversion of KOAN Debt. Except for the shares of KOAN Common Stock, Series C Preferred Stock, described in the foregoing provisions of this Section 4.02(a), there are no shares of capital stock or other equity securities of KOAN authorized, issued or outstanding. Aside from shares reserved for KOAN’s ESOP and note conversions. No shares of KOAN Common Stock or Preferred Stock are held in KOAN’s treasury or reserved for issuance.

12

(b) All of the KOAN outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any (i) preemptive or other rights of any Person to acquire securities of KOAN. Each EMGE Parties Shareholder shall receive good and valid title to its respective KOAN Exchange Shares, free and clear of all Liens.

(c) Other than as set forth in Schedule 4.02, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock or other securities of KOAN. Other than as set forth in Schedule 4.02, there are no agreements of any character to which KOAN is a party or by which it is bound obligating KOAN to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of KOAN or obligating KOAN to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There is no plan or arrangement to issue shares of KOAN Common Stock except as set forth in this Agreement.

(d) KOAN’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof). All accounts, books, ledgers and official and other records of KOAN fairly and accurately reflect all of KOAN’s transactions, properties, assets and liabilities.

(e) All outstanding equity securities of KOAN have been issued and granted in compliance with all Securities Laws and other applicable laws and regulations, and all requirements set forth in any contract, agreement or instrument to which KOAN is a party or under which its assets are bound.

(f) Other than as set forth in Schedule 4.02, there are no registration rights, rights plan, anti-takeover plan or other agreement or understanding to which KOAN is a party or by which it or its assets are bound, with respect to any equity security of any class of KOAN, and there are no agreements to which KOAN is a party, or which KOAN has knowledge of after due diligence, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 4.03  Financial Statements; Taxes.

(a) All financial statements of KOAN have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied on the date and throughout the periods involved. The KOAN balance sheets, statements of operations, stockholders’ equity and cash flows are true and accurate and present fairly as of their respective dates the financial condition of KOAN.

13

(b) Other than as disclosed on its reports filed with the SEC and/or OTC Markets, KOAN has no liabilities or obligations, direct or indirect, matured or unmatured, contingent or otherwise, of any nature whatsoever, and has not (i) borrowed or agreed to borrow any funds, or incurred or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims.

(c) Other than as set forth in Schedule 4.03, KOAN has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof. KOAN has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties).

(d) The books and records, financial and otherwise, of KOAN are complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

Section 4.04  Absence of Certain Changes or Events. Since the date of the last report filed by KOAN with the SEC:

(a) There has not been any adverse change in the business, operations, properties, assets or condition of KOAN.

(b) KOAN has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which are outside of the ordinary course of business; (iv) made any change in its method of accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; or (vi) made any accrual or arrangement for, or payment of bonuses or special compensation of, any kind, or any severance or termination pay to any present or former officer or employee.

(c) KOAN has not become subject to any law or regulation, which adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of KOAN.

Section 4.05  Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge after diligent investigation by KOAN, threatened by or against KOAN or affecting KOAN or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, other than the judgment against one of its subsidiaries.

14

Section 4.06  No Conflicts; Compliance with Laws and Regulations.

(a) KOAN has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof. KOAN is not a party to or bound by, and the properties of KOAN are not subject to, any judgment, order, writ, injunction, decree or award.

(b) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which KOAN is a party or to which it or any of its assets, properties or operations are subject.

(c) The execution, delivery and performance of this Agreement by KOAN will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to KOAN or its capital stock; or (iii) violate or breach any contractual obligation to which KOAN is a party or its capital stock bound.

Section 4.07  Material Transactions or Affiliations. Other than as disclosed on reports filed by KOAN with the SEC, there exists no contract, agreement or arrangement between KOAN and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding shares of KOAN Common Stock; no officer, director nor 5% stockholder has, or has had since the inception of KOAN, any known interest, direct or indirect, contingent or otherwise, in any such transaction with KOAN and KOAN has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

Section 4.08  SEC/OTC Markets Reports.

(a) Each filing made by KOAN (the “KOAN SEC Reports”) with the SEC and or OTC Markets (i) was prepared in accordance and complied with the requirements of the Securities Act or the Securities Exchange Act, or appropriate rules, as the case may be, and the rules and regulations of the SEC applicable thereunder to such KOAN SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the KOAN SEC Reports comply with the published rules and regulations of the SEC and/or OTC Markets, with respect thereto, and each fairly presents in all material respects the financial position of KOAN at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(c) KOAN is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act.

15

Section 4.09  Employee Matters.

(a) No former or current employee of KOAN is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to KOAN, or (ii) the ability of EMGE to conduct its business.

(b) KOAN has no employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice. (c) KOAN is not required or obligated to pay, and since the date if its incorporation, have not paid any moneys to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of KOAN (d) KOAN is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of KOAN or the Shareholders, threatened against or affecting KOAN.

Section 4.10  Title and Condition of Properties. KOAN has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. KOAN owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on KOAN No Person other than KOAN owns or has any right to the use or possession of the assets used in KOAN’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of EMGE as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the ordinary course of business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.11  Absence of Undisclosed Liabilities. KOAN has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to KOAN) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on KOAN and have no debt, obligation or liability to each other or any of the Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of KOAN.

Section 4.12  Material Transactions or Affiliations. There exists no contract, agreement or arrangement between KOAN and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding shares of KOAN Common Stock; no officer, director nor 5% stockholder has, or has had since the inception of KOAN, any known interest, direct or indirect, contingent or otherwise, in any such transaction with EMGE and KOAN has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

16

ARTICLE V

PRE-CLOSING COVENANTS

On or before the Closing Date, the Parties shall have complied with and/or provided the following:

Section 5.01  Access to Properties and Records. Each of KOAN and EMGE Parties, shall have afforded to the officers, directors, and holders of its equity that are signatories hereto and authorized representatives of the other full access to their respective properties, books and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of KOAN or EMGE Parties, as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02  Officers and Directors of KOAN at Closing Date. On the Closing Date, the KOAN Board shall to the Board of Directors, as set forth in Section 1.03(d)(i), above and the current Interim President/CEO and Sole Director shall then resign, effective as of the appointment of the New Board of Directors.

Section 5.03 Reorganization Pursuant to DGCL §251(g). After the Closing Date, KOAN will, pursuant to DGCL §251(g), reorganize its operations into a holding company structure (the “251(g) Reorganization”) whereby KOAN would become a direct wholly owned subsidiary of the New Parent Company, pursuant to the 251(g) Reorganization. The New Parent Company would be the successor issuer of KOAN for purposes of the Securities Act of 1933, as amended, and the filings made by KOAN thereunder. Pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), New Parent Company would be the successor issuer of KOAN with respect to KOAN Common Shares, which were registered pursuant to Section 12(g) of the Act. Pursuant to such rule, the New Parent Company Common Shares would be deemed to be registered pursuant to Section 12(g) of the 1934 Act. EMGE would also become a subsidiary of New Parent Company by the effectiveness of the Reorganization. All obligations of each subsidiary shall remain the obligation of the respective subsidiary but shall not automatically become an obligation of the New Parent Company. Upon completion of the 251(g) reorganization, KOAN would be known as Apollo Health and Wellness, Inc., a Delaware corporation. Notwithstanding anything to the contrary herein, the New Parent Company shall assume certain obligations of KOAN, as described in Exhibit “A.”

Section 5.04  Securities Law Compliance. Each of KOAN and EMGE Parties understands and agrees that the consummation of this Agreement, including the issuance of the KOAN Exchange Shares to the EMGE Parties Shareholders in exchange for the respective EMGE Parties Equity Interests as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Each of KOAN and EMGE Parties, agrees that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired. Furthermore:

(a) In connection with the transactions contemplated by this Agreement, KOAN and EMGE Parties, shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where the EMGE Parties Shareholders reside, unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by the Parties to be appropriate; and

17

(b) In order to more fully document reliance on the exemptions as provided herein, each Party shall execute and deliver to the others, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like as a Party or its counsel may reasonably request in connection with reliance on exemptions from registration under the Securities Laws.

Section 5.05  Funds Available at Closing. As per Section 1.03 (c)(v), The investment of a minimum of $500,000 must be in place prior to Closing. Any capital raise subsequent to the closing shall dilute all parties equally.

Section 5.06  Further Assurances. Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF KOAN

The obligations of KOAN under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

 Section 6.01  Accuracy of Representations and Performance of Covenants. The representations and warranties made by EMGE Parties and the EMGE Parties Shareholders in this Agreement were true in all material respects when made and shall be true in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date). EMGE Parties shall have performed or complied with in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by EMGE Parties, prior to or at the Closing. KOAN shall be furnished with a certificate, signed by a duly authorized executive officer of each EMGE Parties, and dated the Closing Date, to the foregoing effect.

18

Section 6.02 Officer’s Certificate. KOAN shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of each EMGE Parties, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of the EMGE Parties, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement by or against the EMGE Parties, which might result in a material adverse change in any of the assets, properties, business or operations of the EMGE Parties. Geoffrey Seltzer, the Controlling Shareholder of the Series C Preferred Stock, exercising voting control over KOAN, shall provide a Certificate indicating his approval of the Transaction.

Section 6.03 Closing Certificate. KOAN, shall have been furnished with a certificate, dated the Closing Date and signed by duly authorized executive officers of each EMGE Parties, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed herein, by or against any EMGE Parties, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of the EMGE Parties.

Section 6.04  Good Standing. KOAN, shall have received a certificate of good standing from the Secretary of State of the State of Wyoming or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that EMGE is in good standing as a corporation in the State of Wyoming, including, without limitation, that EMGE has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court, governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06 Consents. All material consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of EMGE Parties, after the Closing Date on the basis as presently operated, shall have been obtained.

Section 6.07 Sale of KOAN Subsidiaries. KOAN shall have entered into a separate agreement for the sale of Resonate Blends, LLC and Entourage Labs, LLC to Geoffrey Selzer in exchange for a promissory note.

Section 6.08 EMGE or another party shall pay to The Doney Law Firm $25,000 for legal fees of KOAN from the initial $500,000 capital raise, which is a condition of closing.

Section 6.09 Other Items. KOAN shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as KOAN may reasonably request.

19

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF EMGE

AND THE EMGE PREFERRED SHAREHOLDERS

The obligations of EMGE Parties and the EMGE Parties Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by KOAN in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, KOAN shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by KOAN. EMGE Parties shall be furnished with a certificate, signed by a duly authorized executive officer of KOAN and dated the Closing Date, to the foregoing effect.

Section 7.02 Closing Certificate. KOAN, shall have been furnished with a certificate, dated the Closing Date and signed by duly authorized executive officers of KOAN, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the KOAN Schedules, by or against KOAN, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of KOAN.

Section 7.03  Good Standing. KOAN shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that KOAN is in good standing as a corporation in the State of Nevada, including, without limitation, that KOAN has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04  No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05  Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of KOAN after the Closing Date on the basis as presently operated, shall have been obtained.

20

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Post-Closing Covenants.

(a) Assistance with Post-Closing SEC/OTC Market Reports and Inquiries. Upon the reasonable request of KOAN to the EMGE Parties, after the Closing Date, the EMGE Parties shall use its best efforts to provide such available information to KOAN, including, without limitation, information, filings, reports, financial statements or other circumstances of KOAN occurring, reported or filed prior to the Closing, as may be necessary or required by KOAN for the preparation of the reports that KOAN is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing, and any SEC comments relating thereto or any SEC inquiry thereof.

(b) Indemnification.

(i) KOAN, shall indemnify and hold harmless EMGE Parties and its officers, directors and agents from and against any and all losses, damages, fees, costs, expenses, obligations and liabilities (collectively, the “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other governmental or administrative agency proceedings in respect thereof, including enforcement of this Agreement (collectively, the “Actions” and together with the Liabilities, the “Losses”), arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article IV of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement or (C), against any and all actions of the Management and Shareholders prior to the effectiveness of the Closing Date.

EMGE Parties hereby agrees to indemnify KOAN and their respective officers, directors, stockholders, representatives and agents, from and against any and all Losses to which it or they may become subject arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Articles II and III of this Agreement, or (B) any action or events arising after the Closing (but not before the Closing), including the agreed upon DGCL§251(g), to be conducted subsequent to the closing of the transaction.

(ii) Without limiting the foregoing, Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

(iii) The indemnification provided for in this paragraph (b) shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement.

Section 8.02  Brokers. Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement, other than GSS Capital, which shall receive a fee of 2% stock fee as a Merger and Acquisition Fee. Each of the EMGE Parties agrees to indemnify KOAN and its officers, directors, agents, representatives and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby. KOAN agrees to indemnify each of the EMGE Parties and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby.

21

Section 8.03 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in any county of New York within the Southern or Eastern District of the United States District Court, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 8.04  Notices. All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to EMGE, to:

One Marine Plaza

Suite 305A

North Bergen, NJ 07047

If to the EMGE Preferred Shareholders, to:

One Marine Plaza

Suite 305A

North Bergen, NJ 07047

If to KOAN, to:

26565 Agoura Road

Suite 200

Calabasas, CA 91302

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

22

Notice shall be deemed to have been duly received:

(a) If given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b) If given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c) If given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 8.04.

Section 8.05  Attorney’s Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06  Confidentiality. Each Party agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and such Party’s officers, directors, employees, advisors, agents or representatives (collectively, the “Representatives”) shall hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof (whether written or oral and regardless of whether such information is marked “Confidential”) from any Representative or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving Party; (ii) required by law to disclose; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.07  Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including, without limitation, any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

23

Section 8.08  Third Party Beneficiaries. This Agreement is strictly between KOAN, and EMGE Parties and each of the EMGE Parties Shareholders and, except as specifically provided, no other Person shall be deemed to be a third-party beneficiary of this Agreement. Each Party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 8.09  Expenses. Subject to Article VII and Article VIII herein, whether or not the Exchange is consummated, each of KOAN and EMGE Parties shall bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

Section 8.10  Entire Agreement. This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11  Survival; Termination. The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument. Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13  Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section 8.14  Separate Legal Counsel. Each Party hereby acknowledges, agrees and represents and warrants to the other Parties that it has been represented by its own separate legal counsel, or has waived any conflict of interest, in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, and no such Party has relied on any other Party’s legal counsel or such other Party’s counsel’s advisement in connection herewith. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s).

24

Section 8.15 Venue This Agreement will be construed and interpreted, and its performance governed, in each case, exclusive jurisdiction shall be the New York. The Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter as indicated above.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above, and the corporate Parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

Resonate Blends, Inc.

By:
Name:	Geoffrey Selzer
Title:	Interim President

Emergent Health Corp.

By:
Name:	Jim Morrison
Title:	President

Series A Preferred Stock

Eocine Management Advisors, Inc.	66.67

By:	James W. Zimbler
Title:	President
Date:

Series A Preferred (Voting Control of EMGE/Apollo) to be transferred to KOAN as part of Share exchange.

Series C Preferred

Always Had A Vision, LLC (Jim Morrison)	3,450,000

By:	Jim Morrison
Title:	Managing Member
Date:

Eocine Management Advisors, Inc. (James Zimbler)	3,100,000

By:	James W. Zimbler
Title:	President
Date:

25

Schedule 2.03 – Options or Rights

Except as may be disclosed in the Quarterly and annual filings on OTCMarkets.com, there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of EMGE or arrangements by which EMGE is or may become bound to issue additional shares of capital stock of EMGE, (ii) no agreements or arrangements under which EMGE are obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by any EMGE Party (or any agreement providing any such rights).

Schedule 2.04 – No Dividends, Options or Warrants

EMGE has filed with FINRA a corporate action to effectuate a reverse split of the common stock of a ratio of 1 for 5,000 shares of common stock.

Schedule 2.05 – Litigation

None

26